Exhibit 99.1

Investor & Media Contact:

Heather Rowe Tel: (818) 587-4559

hrowe@kytherabiopharma.com

KYTHERA BIOPHARMACEUTICALS ANNOUNCES
THIRD QUARTER 2012 FINANCIAL RESULTS

LOS ANGELES, November 13, 2012 – KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH) today reported financial results for the three and nine months ended September 30, 2012, and provided an update on recent accomplishments.

“We have been very productive in the last few months, during which we advanced our clinical development program and strengthened our capital position through the successful completion of our initial public offering with gross proceeds of $81 million,” said Keith Leonard, KYTHERA’s President and CEO. “Importantly, we completed enrollment in our pivotal U.S. and Canadian Phase III clinical trials of ATX-101, an injectable facial aesthetic drug under clinical investigation for the reduction of submental fat, and remain on track to report data from this trial in mid-2013. We are pleased with the continued progress of the development of ATX-101 as part of our long-term vision to build KYTHERA into a leading aesthetics company.”

Selected Financial Results

Cash and cash equivalents totaled $15.1 million at September 30, 2012. This compares to  $34.6 million at December 31, 2011. Subsequent to the close of the third quarter, the Company successfully completed its Initial Public Offering, receiving net proceeds of approximately $72.6 million after deducting underwriting discounts, commissions and estimated offering costs.

Research and development expenses totaled $13.9 million for the third quarter and $28.8 million for first nine months of 2012, compared to $3.2 million for the third quarter and $9.6 million for the first nine months of 2011. The increase in R&D expenses in the three month and nine month periods of 2012 compared to the similar periods in 2011 is attributable to the initiation of pivotal Phase III trials in the U.S. and Canada around year-end 2011. These trials are now fully enrolled.

General and administrative expenses totaled $2.4 million for the third quarter and $7.1 million for the first nine months of 2012, compared to $1.7 million for the third quarter and $4.9 million for the first nine months of 2011.

Net loss for the third quarter ended September 30, 2012 was $16.4 million compared to a net loss of $2.3 million for the same period ended September 30, 2011. Net loss for the nine months ended September 30, 2012 was $18.8 million compared to $5.5 million for the same period ended September 30, 2011.

Progress Toward 2012 Key Milestones and Objectives

In the past few months, KYTHERA announced the following achievements:

•                 Completion of enrollment in two pivotal U.S. and Canadian Phase III clinical trials of ATX-101, a potential first-in-class injectable facial aesthetic drug under clinical investigation for the reduction of submental fat.

•                 Closing of its initial public offering of 5,060,000 shares of its common stock at an initial public offering price of $16.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 660,000 additional shares of common stock. The Company received net proceeds of approximately $72.6 million, after deducting underwriting discounts, commissions and estimated offering costs.

About ATX-101

ATX-101 is a proprietary formulation of synthetic sodium deoxycholate, a well-characterized component of human bile that is naturally occurring in the body to promote the breakdown of dietary fat. ATX-101 is designed to be a locally-injected drug that causes proximal, preferential destruction of adipocytes, or fat cells, with minimal effect on surrounding tissue. Based on clinical trials conducted to date, ATX-101 has exhibited significant, meaningful and durable results in the reduction of submental fat, which commonly presents as an undesirable “double chin.” These results correspond with patient satisfaction measures demonstrating meaningful improvement in perceived chin appearance.

In August 2010, Bayer signed a licensing and collaboration development agreement with KYTHERA, thereby obtaining development and commercialization rights to ATX-101 outside of the U.S. and Canada.

About KYTHERA Biopharmaceuticals, Inc.

KYTHERA Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market.  KYTHERA’s product candidate, ATX-101, is a potential first-in-class, injectable treatment currently in Phase III clinical development for the reduction of submental fat, which commonly presents as an undesirable “double chin.”  KYTHERA also maintains an active research interest in hair and fat biology, pigmentation modulation and facial contouring.  Find more information at http://www.kytherabiopharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding KYTHERA, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including our expectations regarding the timing of reporting data from our Phase III clinical trials of ATX-101 and the potential to commercialize ATX-101 and our vision to become a leading aesthetics company. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, and the development progress of our collaborative partners, our substantial dependence on ATX-101 and other matters that could affect the availability or commercial potential of our drug candidate. KYTHERA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see KYTHERA ‘s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2012.

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(Tables follow)

KYTHERA BIOPHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANICAL RESULTS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

License income	$—	$3,366	$19,687	$10,099
Sublicense expense	—	308	1,936	924
Gross margin	—	3,058	17,751	9,175
Operating expenses:
Research and development	13,923	3,240	28,808	9,593
General and administrative	2,439	1,732	7,102	4,934
Total operating expenses	16,362	4,972	35,910	14,527

Loss from operations	(16,362)	(1,914)	(18,159)	(5,352)
Warrant and other interest income (expense), net	(24)	(405)	(604)	(172)
Net loss	$(16,386)	$(2,319)	$(18,763)	$(5,524)

Net loss per share, basic and diluted	$(11.41)	$(1.66)	$(13.21)	$(3.95)

Basic and diluted weighted average shares outstanding	1,436	1,399	1,420	1,397

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30, 2012	December 30, 2011
Cash and cash equivalents	$15,080	$34,577
Working capital	11,945	27,964
Total assets	37,605	45,079
Redeemable convertible preferred stock	107,745	107,587
Accumulated deficit	(102,270)	(83,507)
Total stockholders’ (deficit) equity	$(98,447)	$(81,024)